                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               WFS FINANCIAL INC
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             WFS FINANCIAL INC LOGO

                                23 PASTEUR ROAD
                            IRVINE, CALIFORNIA 92618

                                                                  March 25, 1997

TO OUR SHAREHOLDERS

     You are cordially invited to attend the Annual Meeting of Shareholders of WFS Financial Inc (the "Company") to be held at 10:00 a.m. on April 28, 1997, at the Corporate Headquarters in Irvine, California. The Board of Directors and management hope that you will be able to attend the Annual Meeting in person.

     At the Annual Meeting, holders of the Company's Common Stock will be asked to vote (i) for the election of Directors, (ii) to ratify the appointment of Ernst & Young as the independent accountants for the Company for fiscal 1997 and
(iii) to approve the adoption of the 1996 Stock Option Plan. A formal Notice of Annual Meeting of Shareholders, WFS' 1996 Annual Report, the Company's Proxy Statement and a proxy card for the Annual Meeting accompany this letter.

     To assure that your shares will be represented, we ask that you read the enclosed materials and complete, sign, date and return the proxy card as soon as possible. Your vote, regardless of the number of shares you own, is important.

     We urge you to indicate your approval by voting FOR the matters indicated in the Notice and ask that you vote promptly. If you attend the Annual Meeting, you may vote in person if you desire, even if you have previously mailed your proxy card.

     On behalf of the Board of Directors, we thank you for your cooperation and continuing support.

                                          Sincerely,

                                          Ernest S. Rady
                                          Chairman of the Board
                                          and Chief Executive Officer

                             WFS FINANCIAL INC LOGO

                                23 PASTEUR ROAD
                            IRVINE, CALIFORNIA 92618

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 28, 1997

To the Shareholders of WFS Financial Inc:

     The Annual Meeting of Shareholders of WFS Financial Inc, a California corporation ("the Company") will be held at the Corporate Headquarters, 23 Pasteur Road, Irvine, California, on Monday, April 28, 1997, at 10:00 a.m., for the following purposes:

          1.  To elect five Directors for terms expiring in 1999.

          2. To ratify the appointment of Ernst & Young as the independent accountants for the Company for fiscal 1997.

          3.  To approve the adoption of the WFS 1996 Stock Option Plan.

          4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has selected March 3, 1997, as the record date (the "Record Date") for the Annual Meeting. Those holders of record of the Company's Common Stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

     All shareholders are requested to complete, date and sign the enclosed proxy card promptly and return it in the accompanying postage prepaid self-addressed envelope, whether or not they expect to attend the Annual Meeting, in order to assure that their shares will be represented.

     Since mail delays occur, it is important that the proxy card be mailed well in advance of the Annual Meeting. Any shareholder giving a proxy has the right to revoke it at any time before it is voted. If you receive more than one proxy card because your shares are registered in different names or at different addresses, each proxy card should be signed and returned to ensure that all your shares will be properly voted.

                                          By Order of the Board of Directors

                                          Harriet Burns Feller
                                          Secretary

                                   IMPORTANT

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

     FOR BANKS, BROKERAGE HOUSES AND NOMINEE HOLDERS, REQUESTS FOR ADDITIONAL COPIES OF THE COMPANY'S PROXY MATERIALS SHOULD BE ADDRESSED TO HARRIET BURNS FELLER, ESQ., WESTCORP, 23 PASTEUR ROAD, IRVINE, CALIFORNIA 92618.

                             WFS FINANCIAL INC LOGO

                                23 PASTEUR ROAD
                            IRVINE, CALIFORNIA 92618

                                PROXY STATEMENT

   APPROXIMATE DATE PROXY MATERIAL FIRST SENT TO SHAREHOLDERS: MARCH 28, 1997

     This Proxy Statement constitutes the Proxy Statement of WFS Financial Inc, a California corporation (the "Company" or "WFS"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held on April 28, 1997, and any adjournments thereof (the "Meeting").

MEETING DATE AND LOCATION

     The Meeting to consider the business described below will be held on April 28, 1997, at 10:00 a.m., at the Corporate Headquarters, 23 Pasteur Road, Irvine, California 92618.

PURPOSES

     At the Meeting, the shareholders will consider and vote on approval of proposals to (i) elect Class I Directors of the Company to serve until 1999,
(ii) ratify the appointment of the Company's independent public accountants for fiscal 1997, and (iii) to approve the adoption of the WFS 1996 Stock Option Plan.

RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE

     The close of business on March 3, 1997, is the Record Date (the "Record Date") for determination of the shareholders of the Company entitled to notice of and to vote at the Meeting. On that date there were approximately 25,684,168 shares of the Company's Common Stock, no par value ("Common Stock"), outstanding and no shares of any other class of stock outstanding.

VOTE REQUIRED

     Each share of the Common Stock outstanding on the Record Date will be entitled to one vote with respect to approval of the various proposals submitted to the shareholders. Ratification of the Company's selection of its independent accountants is not required to be submitted for shareholder approval and although shareholder approval is not binding, the Board of Directors has elected to seek ratification by the affirmative vote of a majority of the shares of Common Stock represented and voting at the Meeting.

MARKET VALUE OF STOCK

     As of Monday, March 3, 1997, WFS Financial Inc Common Stock had a market price of $14.625 per share. The Common Stock of WFS Financial Inc is traded on NASDAQ.

                     SOLICITATION AND REVOCATION OF PROXIES

     A form of proxy is being furnished herewith by the Company to each shareholder, and, in each case, is solicited on behalf of the Board of Directors of the Company for use at the Meeting for the purposes stated in the Notice of Annual Meeting of Shareholders preceding this Proxy Statement. The entire cost of soliciting these proxies will be borne by the Company.

     Proxies duly executed and returned by shareholders and received by the Company before the Meeting will be voted FOR the election of Class I Directors specified herein; FOR the approval of the adoption of the WFS 1996 Stock Option Plan and FOR the ratification of the selection of Ernst & Young as the Company's independent accountants for fiscal 1997, unless a contrary choice is specified in the proxy. Where a specification is indicated as provided on the proxy card, the shares represented by the proxy will be voted and cast in accordance with the specification made. As to other matters, if any, to be voted upon, the person designated as proxy will take such actions as he, in his discretion, may deem advisable. The persons named as proxy and alternate were selected by the Board of Directors of the Company. They are Officers and Directors of the Company.

     Your execution of the enclosed proxy will not affect your right as a shareholder to attend the Meeting and to vote in person. Any shareholder giving a proxy has a right to revoke it at any time by either (a) a later dated proxy,
(b) a written revocation sent to and received by the Secretary of the Company prior to the Meeting, or (c) attendance at the Meeting and voting in person.

                               VOTING SECURITIES

     The Company has outstanding Common Stock, of which approximately 25,684,168 shares were outstanding as of the Record Date. Only shareholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of the Common Stock is entitled to one vote.

                      WFS 1996 STOCK OPTION PLAN PROPOSAL

     The following discussion summarizes certain aspects of the proposed WFS 1996 Stock Option Plan (the "WFS Plan").

GENERAL

     The WFS Plan was preliminarily reviewed and approved for placement as an agenda item for the 1997 Annual Shareholders Meeting at a regular meeting of the WFS Board of Directors held on February 4, 1996. The Board unanimously approved and adopted the WFS Plan by action taken without a meeting by written consent on June 28, 1996, pursuant to California Corporations Code Section 307(a). The Board of Directors believes that the best interests of the Company and its shareholders will be served by the adoption of the WFS Plan in that it will enhance the ability of the Company and its subsidiaries to attract qualified employees and Directors upon whose judgment, initiative and efforts the Company is largely dependent for the successful conduct of its businesses. It is anticipated that the acquisition of proprietary interests in the Company will provide Optionees with a further incentive for continuing employment with the Company and increasing their efforts on its behalf.

TERMS OF THE PLAN

     The Company's Stock Appreciation Rights Plan (the "SAR Plan") was adopted in 1995. It has granted approximately 509,336 SARs. The SAR Plan was discontinued in July, 1996, after the Company adopted the WFS Plan on June 28, 1996, subject to shareholder approval. It is proposed that the Company make effective the WFS Plan immediately upon its adoption by shareholders subject only to necessary regulatory filings. The proposed WFS Plan will provide in the aggregate, 550,000 shares of WFS Common Stock during the life of the Plan. The expiration date of the WFS Plan will be in June, 2006. Thus far, 519,569 options to purchase shares available under the WFS Plan have been granted, with vesting subject to shareholder approval.

     The WFS Plan will provide "incentive stock options" as defined by Internal Revenue Code Section 422 to eligible employees of the Company. Options may be granted under the WFS Plan to Directors who are not also employees of the Company but they are not "incentive stock options," but rather "non-qualified options." These "non-qualified options" may be granted to employees as well. This feature of the WFS Plan gives the Company maximum flexibility to deal with individual circumstances, where, for a number of reasons, an employee may prefer to be granted "non-qualified options."

     The exercise of any option is conditioned upon the Optionee's prior exercise of all SARs, if any, that the Optionee may have been granted pursuant to the SAR Plan described herein.

  Termination of Options

     The WFS Plan provides the following termination provisions relative to options. Options which remain unexercised under the Plan terminate on the date fixed for termination. If prior to the termination date, an Optionee ceases employment with WFS for any reason, the Options previously granted to that Optionee terminate. However, there are certain exceptions. In the event employment is terminated for any reason other than for violation of duty, the Optionee may, at any time within a period of three (3) months after ceasing to be employed with WFS, exercise the option to the extent that option was exercisable on the date of employment termination. There are various other provisions relating to termination of options granted under the WFS Plan relative to death and disability. These provisions allow for exercise of vested options for a period up to one year after death or disability.

  10% Shareholders

     The WFS Plan provides that incentive stock options that are granted to employees who are holders of 10% or more of the shares of the Company may only be granted for up to five (5) years from the date of grant and the exercise price for such options must be at least 110% of the fair market value of a share of the Company on the date of grant, as required by the Internal Revenue Code.

  Acceleration of Exercise Under Special Circumstances

     The WFS Plan provides the Compensation Committee of the Board of Directors the authority, upon the occurrence of special circumstances, to accelerate the exercisability of the options under the WFS Plan. The WFS Plan also contains a provision that entitles an option holder to purchase, in whole or in part, the full number of shares under the option in the event of an acquisition of more than 50% of the issued and outstanding shares of the Company or other substantial sale of assets or change of control of the Company.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, five nominees, Ernest S. Rady, Howard C. Reese, Joy Schaefer, James R. Dowlan and Andrey R. Kosovych are nominated for election as Class I Directors, each Director to serve until 1999 and until his or her successor is elected and qualified. Nominees Rady, Reese, Schaefer and Dowlan have been Directors since 1995. Mr. Rady is Chairman of the Board and CEO; Mr. Reese is Vice Chairman of the Board and the retired President and CEO; Ms. Schaefer is Vice Chairman of the Board and President; and Mr. Dowlan is Vice Chairman and Senior Executive Vice President of WFS. Mr. Kosovych joined the Company in March, 1997, having served as Westcorp's investment banker since 1985 and the Company's since its inception. The person named as proxy, and his alternate, in the accompanying proxy have advised the Company of their intention to vote shares covered by proxies received in favor of the election of the nominees named above, each of whom have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unavailable for any reason, the proxy or his alternate in his or her discretion will vote for substitute nominees of the Board, unless otherwise instructed.

     The following information is submitted concerning the Directors of the Company, including nominees for election, Ernest S. Rady, Howard C. Reese, Joy Schaefer, James R. Dowlan and Andrey R. Kosovych.

                                        DIRECTOR
       NAME OF DIRECTOR         AGE      SINCE                     POSITION
------------------------------  ----    --------     ------------------------------------
Ernest S. Rady*...............   59      1995        Chairman of the Board, Director and
                                                     Chief Executive Officer
Howard C. Reese*..............   65      1995        Vice Chairman, Director
Joy Schaefer*.................   37      1995        Vice Chairman, Director, President
James R. Dowlan*..............   59      1995        Vice Chairman, Director, Senior
                                                     Executive Vice President
Andrey R. Kosovych*...........   47       --         Nominee
Bernard E. Fipp**.............   56      1995        Director
Duane A. Nelles**.............   53      1995        Director
Robert S. Waligore**..........   74      1995        Director
W. Lee Thyer**................   54      1996        Director

---------------

 * Class I Director, nominee for term expiring in 1999.

** Class II Director, to serve until 1998.

     The following information is submitted concerning each of the Directors:

     ERNEST S. RADY is Chairman of the Board and CEO of WFS Financial. He has also served as Chairman of the Board of Western Financial Bank (the "Bank") since 1992; as a Director since 1982; and as President and Chief Executive Officer from June, 1994 to January, 1996. He also served as Chairman of the Board of Western Thrift and Loan Association, a predecessor of the Bank, from 1972. He is also Chairman of the Board, President and CEO of Westcorp, the parent company of the Bank. Mr. Rady is a principal shareholder, manager and consultant to a group of companies engaged in real estate management and development; property and casualty insurance; oil and gas exploration and development; and distributing. Mr. Rady first became associated with other members of the management of the Bank in 1968 while serving on the board of directors of the Morris Plan Company of California.

     HOWARD C. REESE, a Director, joined WFS in 1987 as President and Chief Executive Officer of Westcorp Financial Services, Inc. (now WFS Financial Inc). He retired as President and CEO in 1996, and is employed by WFS in a consulting capacity. He began his career in consumer finance with Household Finance Corporation in 1953 where he managed several branch offices in Southern California. In 1963, he joined Fireside Thrift Company as a manager. He progressed through the ranks as Supervisor, Assistant Vice President and Regional Director, and ultimately to Operations Vice President in charge of 73 branch offices within the State of California. He presently serves on the board of directors of the American Financial Services Association (AFSA).

     JOY SCHAEFER serves as President, Chief Operating Officer and Vice Chairman of the Board of Directors of WFS Financial. She served first as Senior Vice President, Chief Financial Officer and Treasurer of the Bank since March, 1992, and was elected Executive Vice President in January, 1994 and Senior Executive Vice President and Chief Operating Officer in December, 1994. Ms. Schaefer joined the Bank on January 1, 1990, as Assistant Vice President and Assistant Treasurer. Prior to her association with the Bank, she was an Audit Manager in the financial institutions group for Ernst & Whinney in the Long Beach, California and Springfield, Illinois offices. Ms. Schaefer also held various positions with Liberty National Bank in Oklahoma City, Oklahoma including Assistant Controller, Commercial Audit Manager and Vice President Loan Administration from 1985 to 1988.

     JAMES R. DOWLAN has served as Vice Chairman and Senior Executive Vice President-Dealer Center Division of WFS from 1995. He started as Senior Vice President of the Bank from 1984 and then as Executive Vice President of the Bank from 1989 until the Auto Finance Division of the Bank was combined into WFS in 1995. He is Chairman of the Board of Western Financial Insurance Agency, Inc., and President of Westhrift

Life Insurance Company, subsidiaries of the Bank; and President and CEO of WFS Financial Auto Loans, Inc., and WFS Financial Auto Loans 2, Inc., subsidiaries of WFS. Prior to his association with the Bank, Mr. Dowlan was Vice President, Loan Administration of Union Bank where he held several positions since 1973, the last position being Vice President. He served for several years on the National Advisory Board, American Bankers Association and the Consumer Lending Committee of the California Bankers Association. He is currently a member of the Consumer Bankers Association.

     BERNARD E. FIPP has been a Director of the Company since 1995. Mr. Fipp graduated from the University of Oregon and served five years as a carrier-based naval aviator and two years as a commercial pilot for United Airlines before beginning his business career. Mr. Fipp spent 18 years in commercial real estate development, general contracting, real estate acquisition and marketing. Investments in automobile dealerships in 1988 brought him to his current position, which he has held since 1991, as Dealer/Operator of Ritchey-Fipp Chevrolet Geo in Poway, California. He is past president of the San Diego County Chevrolet Dealer's Association and Chairman of the San Diego County New Car Dealer's Association. Mr. Fipp has agreed that while he is serving as a Director of the Company, Ritchey/Fipp Chevrolet Geo will not sell contracts to WFS.

     DUANE A. NELLES has been a Director of the Company since 1995. Mr. Nelles has been in the private, personal investment business since 1987. Prior to 1987, Mr. Nelles was a partner in the international accounting firm which is now known as Coopers & Lybrand L.L.P., which he joined in 1968 after receiving his M.B.A. degree from the University of Michigan. Since 1988, Mr. Nelles has been a member of the board of directors of QUALCOMM, Inc., a world leader in digital wireless communications.

     ROBERT S. WALIGORE has been a Director of the Company since 1995, and prior thereto was a Director of Western Financial Auto Loans and of Western Financial Auto Loans 2 from 1993 to 1995. He served as Senior Vice President and Chief Financial Officer of the Bank from 1981 to 1990, when he retired. Mr. Waligore served as President of the Thrift Guaranty Corporation of California from 1974 to 1981 and also served as Senior Vice President and a director of Fireside Thrift Company from 1974 to 1981. He is a past President of the California Association of Thrift and Loan Companies and is a past director of Commonwealth National Bank, the American Industrial Bankers Association and the Board of Trustees, Heald Colleges, San Francisco, 1965 to date.

     W. LEE THYER is the Senior Executive Vice President of the Company in charge of its Branch Division. Mr. Thyer joined WFS in 1988. Prior thereto Mr. Thyer held various positions at Fireside Thrift and Loan Association, where he worked for 22 years from 1966 to 1988. In addition, Mr. Thyer serves on the Westcorp ESOP/401K Committee and was on the board of the California Financial Services Association/Independent Section from 1988 to 1995.

     ANDREY R. KOSOVYCH is nominated for election to the Board of the Company as Vice Chairman, having served as the Company's and Westcorp's investment banker since 1985. He will also be nominated for election to the Boards of the Bank and Westcorp as Vice Chairman. Most recently, Mr. Kosovych was a Managing Director, Investment Banking, and head of the Asset Finance Group at Donaldson, Lufkin & Jenrette Securities Corporation since February, 1990. Prior to that, he founded and led the asset backed effort at Drexel Burnham Lambert Inc., having progressed from Vice President to Managing Director from 1984 to 1990; he also served as Vice President, Investment Banking, at LePercq, de Neuflize & Co. Inc. from 1983 to 1984. Mr. Kosovych began his professional career as an attorney, working at Dewey, Ballantine, Bushby, Palmer & Wood from 1974 to 1983. During his tenure as an investment banker, Mr. Kosovych managed almost $9 billion of financings for the Westcorp family of companies, including the Company's and Westcorp's initial public offerings, the Bank's subordinated debt offerings and numerous auto loan securitizations, and acted as financial advisor on a variety of strategic issues.

BOARD COMMITTEES

  Audit Committee

     WFS has a standing Audit Committee, consisting at present of Mr. Nelles (Chairman), Mr. Waligore and Mr. Reese. The functions of the Audit Committee are to make recommendations to the Board with respect to the engagement of the independent public accountants of WFS, to review the effectiveness of WFS' system of internal controls, and to review, upon the request of management, professional services to be provided to WFS by outside auditors. WFS has contracted with its outside auditors to perform expanded audit procedures previously performed by an internal audit department. These expanded audit functions are overseen by The Director of Safety and Soundness. The Director of Safety and Soundness reports to the Audit Committee. The Audit Committee of WFS was formed in 1995 and met four times in 1996.

  Compensation Committee

     WFS has a standing Compensation Committee whose current members are Mr. Reese (Chairman), Mr. Nelles and Mr. Fipp. The Compensation Committee reviews and approves recommendations for annual salaries and other compensation of employees paid by WFS and reviews and sets the levels of compensation of senior management, as well as establishing policies applicable to, performance related to, and bases for compensation. The Compensation Committee of WFS was formed in 1995 and held four meetings in 1996.

  Executive Committee

     WFS has a standing Executive Committee which has the powers of the Board of Directors, except as precluded by law and the bylaws of WFS. The Executive Committee is comprised of Messrs. Rady, Reese, Thyer and Dowlan and Ms. Schaefer. The Executive Committee of WFS was formed in 1995 and met 31 times in 1996.

MEETINGS OF THE BOARD

     The Board of Directors of WFS had a total of 4 meetings during 1996. All Directors have attended at least 75% of the meetings of the Board of Directors and committees on which they serve.

COMPENSATION OF DIRECTORS

     Each Director who is not also an employee of WFS or any of its subsidiaries receives $2,500 per Board Meeting attended and $750 for each committee meeting, which is not held in conjunction with a Board Meeting, attended. Directors who are also employees of WFS or any of its parent or subsidiary companies are not compensated for their services as Directors.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following information is provided with respect to the Executive Officers of WFS who are not Directors. Effective January, 1997, various administrative departments of Westcorp were transferred to WFS, as part of a restructuring plan to align more closely the administrative functions with those operations that they assist. Some employees providing administrative services to WFS will remain at Westcorp, the ultimate parent of WFS, and provide those services at fair market value to WFS, while remaining Officers of WFS.

                                                                                          OFFICER
                   NAME                               POSITION                    AGE      SINCE
    ----------------------------------  -------------------------------------     ---     -------
    Lee A. Whatcott...................  Executive Vice President and              37        1992
                                        Chief Financial Officer
    Richard Stephan...................  Executive Vice President and Chief        58        1994
                                        Information Officer
    Harriet Burns Feller..............  Executive Vice President, Secretary       54        1991
                                        and General Counsel
    Jerry DeVito......................  Executive Vice President                  33        1997
    Anne FitzGerald...................  V.P., Director of Human Resources         37        1995
    Mark Olson........................  V.P., Controller                          33        1995
    J. Keith Palmer...................  V.P., Treasurer                           36        1995
    Jeffrey D. Pratt..................  V.P., Director of Safety and              37        1996
                                        Soundness

     LEE A. WHATCOTT has served as Executive Vice President since 1996, after serving as Senior Vice President and Chief Financial Officer since 1995. Mr. Whatcott joined the Bank in 1988 and became Vice President, Controller in 1992. Prior to joining the Bank, he was employed by what is now known as Ernst & Young LLP, independent auditors, and an international accounting firm. Mr. Whatcott is licensed as a Certified Public Accountant in the state of California and is a member of the American Institute of Certified Public Accountants.

     RICHARD W. STEPHAN has served as Executive Vice President and Chief Information Officer of WFS since 1996 and of the Bank since 1994. He has served as the Chief Information Officer of the Bank since joining the organization in 1994. Mr. Stephan has over 20 years of experience in the Information Technology field with the last 15 years in the financial institution services industry. Prior to his association with the Bank, Mr. Stephan was an Executive President of FiServ, a major provider of Information Services to the banking industry and he was a partner with Ernst and Whinney. At Ernst & Whinney he managed the consulting practice for the Western Region, served as the Senior Technology Partner for the firm for the banking industry and was a member of the planning committee for the firm-wide banking practice. Mr. Stephan is a member of the Chief Information Officer National Association and is a Certified Systems Professional.

     HARRIET BURNS FELLER is Executive Vice President, Secretary and General Counsel. She started as Vice President and General Counsel of the Bank in May, 1990, and was elected General Counsel and Secretary of WFS in 1991. Ms. Feller was Executive Vice President and General Counsel of Mercury Savings from 1986 to 1990, Vice President and General Counsel of Ponderosa Homes from 1981 to 1986 and Vice President, Corporate Counsel at Ticor Title Insurance, which she joined as litigation attorney in 1975. Ms. Feller served as Southern California President of American Corporate Counsel in 1990 and is a member of various professional associations. Ms. Feller is an active member of the California Bar Association and has also passed the Bar Examinations in New York and Connecticut, where she practiced prior to 1975.

     JERRY DEVITO is joining the Company as Executive Vice President. He will also be joining Westcorp as Senior Vice President. Prior to joining the Company, Mr. DeVito was Senior Vice President, Investment Banking, at Donaldson, Lufkin & Jenrette Securities Corporation since February, 1990, when he joined as an Associate. Prior to that, he was employed by Drexel Burnham Lambert Incorporated from 1987 to February, 1990, most recently as an Associate in the Corporate Finance Department. As an investment banker, Mr. DeVito has had extensive experience in asset securitization and specialty finance business including public and private capital markets offerings, arranging credit facilities, financial and strategic advisory work and merchant banking.

     ANNE M. FITZGERALD serves as Vice President, Director of Human Resources. She joined the Bank in 1995 as Vice President, Director of Human Resources and was elected Vice President of the Company in January, 1996. Ms. FitzGerald has over 15 years experience in the Human Resources field, and spent the last 5 1/2 years, prior to joining Westcorp, working for Pepsi Cola, ultimately as Director of Human Resources. Previous experience includes various Human Resources positions working for Pier 1 Imports and Texas Instruments. Ms. FitzGerald holds her Masters in Labor and Industrial Relations from Michigan State University and her Masters in Business Administration from Southern Methodist University.

     MARK K. OLSON has been Vice President, Controller of the Company since December, 1995. He joined the Bank in 1991 as Accounting Systems Director and has held various positions since that time. Prior to joining the Bank, Mr. Olson was employed by what is now known as Ernst & Young LLP, independent auditors, an international accounting firm. Mark is a licensed Certified Public Accountant in the state of California and is a member of the American Institute of Certified Public Accountants.

     J. KEITH PALMER is Vice President, Treasurer of WFS since 1995, after serving as Assistant Vice President and Treasurer of the Bank since March, 1993, and then as Vice President and Treasurer since December, 1994. Prior to joining the Bank in 1993, Mr. Palmer served as a Capital Markets Examiner with the Office of Thrift Supervision from 1991 to 1993. From 1986 to 1991, Mr. Palmer served in various capacities with the Office of Thrift Supervision. Mr. Palmer has worked in the banking industry for 12 years.

     JEFFREY D. PRATT serves as Vice President and Director of Safety and Soundness for the Company, the Bank and Westcorp. Mr. Pratt joined the Bank in 1987 and during his tenure has managed the Internal Asset Review Department and served as Real Estate Analyst and appraiser for the Bank's portfolios. Prior to joining the Bank, Mr. Pratt was the sole proprietor of a real estate appraisal and consulting business.

                             EXECUTIVE COMPENSATION

     The following table sets forth the names of the persons who were, at December 31, 1996, the chief Executive Officer of WFS and four most highly compensated Executive Officers of WFS other than the Chief Executive Officer (collectively, the "Named Executive Officers"). The Named Executive Officers received their compensation shown in the following table from WFS or a related company as noted.

                           SUMMARY COMPENSATION TABLE

     Compensation described in this table is compensation paid by WFS unless otherwise noted:

                                                                       LONG-TERM COMPENSATION
                                                                 ----------------------------------
                                                                  WESTCORP        WFS
                                ANNUAL COMPENSATION(1)             STOCK         STOCK      AWARDS-
   NAME AND PRINCIPAL    -------------------------------------   OPTIONS(3)    OPTIONS(4)   SARS(5)    ALL OTHER(6)
        POSITION         YEAR    SALARY     BONUS     OTHER(2)    (SHARES)      (SHARES)    (SHARES)   COMPENSATION
------------------------ ----   --------   --------   --------   ----------    ----------   -------    ------------
Ernest S. Rady.......... 1996   $400,000   $116,000   $551,121     20,000        55,000          0       $ 48,372(7)
  Chairman of the Board  1995    369,984    148,000    181,703          0             0     50,000         30,010
  of Directors and Chief 1994    330,000    132,000     16,009     44,500             0          0         22,579
  Executive Officer
Joy Schaefer............ 1996    225,000     62,250    189,446     15,000        44,000          0         35,047(8)
  President, Chief       1995    185,000     61,605          0      8,000             0     40,000         16,611
  Operating Officer and  1994    150,000     50,000          0     10,000             0          0         11,532
  a Vice Chairman of the
  Board of Directors
James R. Dowlan......... 1996    210,900     61,161    132,000     12,000        44,000          0         36,855(9)
  Vice Chairman of the   1995    197,100     65,634    343,217          0             0     40,000         24,328
  Board of Directors and 1994    175,000     58,000      8,423      9,400             0          0         17,833
  Senior Executive Vice
  President, Dealer
  Center Division
Howard C. Reese......... 1996    201,080     58,313    154,002      1,500        51,334          0         35,448(10)
  Vice Chairman of the   1995    201,080     66,960    445,978          0             0     46,667         22,251
  Board of Directors     1994    175,000     58,275      4,883      8,300             0          0         16,263
W. Lee Thyer............ 1996    197,683     57,329    117,666          0        29,334          0         33,888(11)
  Director, Senior       1995    138,336     46,066          0          0             0     26,667         18,939
  Executive Vice         1994    124,000     27,000          0      6,300             0          0         16,318
  President-Branch
  Division

---------------

 (1) The compensation for Mr. Rady was paid by Westcorp.

 (2) Includes the spread between market price and exercise price on Westcorp options exercised plus the ($3.00 per share) spread between market price and exercise price of WFS SARs exercised on July 23, 1996.

 (3) Stock options for shares of Westcorp, the parent company, awarded in the year indicated and exercisable in the future.

 (4) Stock options for shares of WFS awarded July 23, 1996, exerciseable in the future, and contingent upon shareholder approval of the WFS Plan. Awards were also conditioned upon the recipient's exercise of all his/her SARs.

 (5) SARs awarded by WFS pursuant to the SAR Plan for employees, employees who are Directors and the independent Directors. The SAR Plan is described below.

 (6) Includes above market preferential interest accrued on salary deferral by Executive under deferred compensation plans, plus Company contribution to EDP4 (described below), 401(k) and ESOP. A contribution of $3.38 million was funded for 1996 to the Savings Plan (401(k) and ESOP) which benefits other employees in addition to those named in the Table. The Plan is described below.

 (7) Includes $6,609 in accrued above-market earnings on deferred compensation plus $12,486 employer contribution to 401(k)/ESOP Plan plus $29,277 employer contribution to EDP4.

 (8) Includes $150 in accrued above-market earnings on deferred compensation plus $12,397 employer contribution to 401(k)/ESOP Plan plus $22,500 employer contribution to EDP4.

 (9) Includes $3,337 in accrued above-market earnings on deferred compensation plus $12,428 employer contribution to 401(k)/ESOP Plan plus $21,090 employer contribution to EDP4.

(10) Includes $2,933 in accrued above-market earnings on deferred compensation plus $12,407 employer contribution to 401(k)/ESOP Plan plus $20,108 employer contribution to EDP4.

(11) Includes $1,723 in accrued above-market earnings on deferred compensation plus $12,407 employer contribution to 401(k)/ESOP Plan plus $19,758 employer contribution to EDP4.

CERTAIN BENEFITS

     In 1995, WFS established the SAR Plan, with respect to the Common Stock; this SAR Plan was discontinued in July, 1996, after the Company adopted the WFS 1996 Stock Option Plan on June 28, 1996, subject to stockholder approval. These Plans benefit employees and Directors in addition to those included in the Summary Compensation Table. WFS employees are also participants in the benefit plans provided by the Company's ultimate parent, Westcorp, whose Common Stock is listed for trading on the New York Stock Exchange under the trading symbol "WES". The description of various benefit plans which follows under the caption "Compensation Pursuant to Bank and Westcorp Plans" relate to such Westcorp plans.

  Option Grants

     The following table shows grants of stock options by Westcorp and by WFS to the Named Executive Officers during 1996 in respect of shares of Westcorp's and WFS' Common Stock, respectively. No Stock Appreciation Rights were granted in 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information on option and SAR grants in fiscal 1996 to the Named Executive Officers.

                                                                                       POTENTIAL REALIZED
                                               PERCENTAGE                               VALUE AT ASSUMED
                                                   OF                                    ANNUAL RATES OF
                               WESTCORP          TOTAL                                        STOCK
                            OPTIONS ("W")     OPTIONS/SARS   EXERCISE OR                APPRECIATION FOR
                             WFS OPTIONS       GRANTED TO     BASE PRICE                   OPTION TERM
                                ("WF")        EMPLOYEES IN   (PER SHARE)    EXPIRATION -------------------
           NAME             GRANTED(1)(2)     FISCAL 1996       (2)($)       DATE       5%($)      10%($)
--------------------------- --------------    ------------   ------------   -------    -------     -------
Ernest S. Rady.............     20,000(W)          4.28%        $17.13      7/30/01     94,653     209,160
                                55,000(WF)         5.54%         18.00      1/23/01    151,966     335,807
Joy Schaefer...............     15,000(W)          3.21%         17.13      7/30/01     70,990     156,870
                                44,000(WF)         4.43%         18.00      1/23/01     97,263     214,926
James R. Dowlan............     12,000(W)          2.57%         17.13      7/30/01     56,792     125,496
                                44,000(WF)         4.43%         18.00      1/23/01     97,263     214,926
Howard C. Reese............      1,500(W)          0.32%         17.13      7/30/01      7,099      15,687
                                51,334(WF)         5.17%         18.00      1/23/01    133,735     295,521
W. Lee Thyer...............     10,000(W)          2.57%         17.13      7/30/01     56,792     125,496
                                29,334(WF)         2.95%         18.00      1/23/01     24,328      53,759

---------------

(1) No SARs were granted by WFS to any Named Executive Officers in 1996.

(2) Westcorp and WFS options were each granted at the market price of the stock at the date of the grant.

  Option Exercises and Fiscal Year-End Values

     The following table summarizes pertinent information concerning the exercise of Westcorp stock options and WFS SARs during 1996 by each of the Named Executive Officers and the fiscal year-end value of unexercised options in respect of Westcorp's and WFS's Common Stock. Named Executive Officers each exercised all of their SARs on July 23, 1996.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                 NUMBER OF
                                   SHARES                     NUMBER OF UNEXERCISED
                                ACQUIRED ON                     WESTCORP OPTIONS        VALUE OF UNEXERCISED
                                  EXERCISE                      ("W")/WFS OPTIONS           IN-THE-MONEY
                                  ("O")(1)                       ("WF")/SARS AT             OPTIONS/SARS
                                 NUMBER OF        VALUE            12/31/96(#)             AT 12/31/96($)
                                    SARS         REALIZED       EXERCISABLE("E")/           EXERCISABLE/
             NAME               EXERCISED(S)      ($)(3)      UNEXERCISABLE("U")(4)     UNEXERCISABLE(2)(4)
------------------------------  ------------     --------     ---------------------     --------------------
Ernest S. Rady................     32,820(O)     $386,121(O)          24,530E (W)             $238,254E (W)
                                   55,000(S)      165,000(S)          44,532U (W)              247,874U (W)
                                                                           0E (WF)                   0E (WF)
                                                                      55,000U (WF)                   0U (WF)

Joy Schaefer..................      5,471(O)       57,445(O)          21,454E (W)              195,685E (W)
                                   44,000(S)      132,000(S)          30,654U (W)              131,916U (W)
                                                                           0E (WF)                   0E (WF)
                                                                      44,000U (WF)                   0U (WF)

James R. Dowlan...............          0(O)            0(O)           3,969E (W)               37,063E (W)
                                   44,000(S)      132,000(S)          17,182U (W)               51,669U (W)
                                                                           0E (WF)                   0E (WF)
                                                                      44,000U (WF)                   0U (WF)

Howard C. Reese...............          0(O)            0(O)           3,665E (W)               34,847E (W)
                                   51,334(S)      154,000(S)           6,077U (W)               42,218U (W)
                                                                           0E (WF)                   0E (WF)
                                                                      51,334U (WF)                   0U (WF)

W. Lee Thyer..................                                        13,137E (W)              120,881E (W)
                                    3,040(O)       29,664(O)          18,354U (W)               66,419U (W)
                                   44,000(S)      132,000(S)               0E (WF)                   0E (WF)
                                                                      29,334U (WF)                   0U (WF)

---------------

(1) Westcorp Options.

(2) Options based on the closing price on the New York Stock Exchange of Westcorp Common Stock on December 31, 1996 ($21.875) and the closing price on NASDAQ of WFS Common Stock on December 31, 1996 ($19.875).

(3) Value of exercise of SARs based on the closing price on NASDAQ of WFS Common Stock on July 23, 1996 ($18.00).

(4) Named Executive Officers each exercised all of their SARs on July 23, 1996.

  Employment Contracts and Termination of Employment and Change in Control Arrangements

     Westcorp executed employment contracts in 1987 with Mr. Dowlan and Mr. Reese, who are currently Named Executive Officers of the Company, certain provisions of which are triggered by a change in control of Westcorp, but not of WFS. Under the agreements, Messrs. Dowlan and Reese are guaranteed employment for a period of 24 months from the initiation of change of control proceedings at the salary level in effect at initiation of the change of control process. Should Messrs. Dowlan or Reese be terminated other than for cause within 24 months following a change of control of Westcorp, the obligations to them under the employment contracts will be obligations of Westcorp, not of WFS. The actual amount due to either would depend upon when a change of control of Westcorp occurs, and how long thereafter either were terminated. If a change of control and termination occurred as of the date hereof, the maximum amounts due from Westcorp would be approximately $500,000 for each of Mr. Dowlan and Mr. Reese. Westcorp reserves the right to terminate the agreements for cause, which includes fraud or other misconduct of the employees. The term of the agreements commenced on September 5, 1987 and continues until Mr. Dowlan or Mr. Reese, as the case may be, is terminated with or without cause. If either Mr. Dowlan or Mr. Reese are terminated for cause, all benefits under the agreement are forfeited.

     Westcorp executed letter employment agreements with Mr. Kosovych and Mr. Jerry DeVito in March, 1997. While each employment is "at will" and subject to certain other terms, the agreement provides for each to receive six months of continued compensation, subject to certain terms, if his employment is terminated before the completion of one year. The agreements also provide for Westcorp stock option grants, pursuant to the 1991 Westcorp Stock Option Plan, of options relating to 50,000 shares to Mr. Kosovych and 40,000 shares to Mr. DeVito.

  Compensation Pursuant to SAR Plans

     In 1995, WFS adopted two SAR plans, the Employee Stock Appreciation Rights Plan ("Employee SAR Plan") and the Directors Stock Appreciation Rights Plan ("Director SAR Plan") (together the "Plans") whereby WFS Stock Appreciation Rights ("SARS") may be granted to Officers, Directors and key employees as determined by the Board of Directors of WFS; both Plans are separate from benefit plans maintained by the Bank or Westcorp. The Plans are for the benefit of certain WFS employees (the Employee SAR Plan) and employees who are also Directors and independent Directors (the Directors SAR Plan) and were designed to provide a method whereby Directors, Officers and employees of WFS who are largely responsible for the management, growth and financial success of WFS may be offered incentives and rewards which encourage them to increase their interest in the market performance of the Common Stock of WFS and to remain in the employ of WFS. During 1995, 509,336 SARs were granted. No SARs were granted in 1996.

     In July 1996, the Company elected to discontinue its ongoing SAR plan, having determined that the Plan introduced at the time of the Initial Public Offering had met its objectives. Any employee electing to voluntarily exercise Stock Appreciation Rights at this time, was eligible for a one-time grant of WFS Options. All current employees have voluntarily exercised their SARs. WFS adopted the WFS Plan designed to replace its SAR Plan to eliminate quarterly income volatility resulting from the accounting treatment of SARs. The adoption of the WFS Plan, and grants thereunder, were conditioned upon stockholder approval of the Plan.

  Compensation Pursuant to Bank and Westcorp Benefit Plans

     During 1996, the Company's Executive Officers participated in various benefit plans maintained by the Bank and Westcorp, as described in further detail below. WFS does not currently maintain any benefit plans independent of those discussed below as maintained by the Bank and Westcorp, except for the WFS Plan.

  Executive Deferral Plans

     Certain senior Executives of WFS are eligible to participate in Westcorp's 1985 Executive Deferral Plan (the "1985 EDP"). A participant in the 1985 EDP may defer up to 75% of his or her gross annual salary and the participant's employer will match contributions up to 5% of the gross annual salary. After the seventh year of participation, the participant receives a lump sum distribution in the amount of the first four years' deferrals plus interest thereon. Through the lump sum distribution in year 7, interest on the deferred compensation and matching contributions in the 1985 EDP accrues at the Moody's Investor Service Seasoned Corporate Bond Rate ("Moody's Rate") plus 3%. Upon ten years participation in the 1985 EDP or retirement at the age of 65 or later, a participant's account yields a higher compound interest rate. Upon retirement at the later of reaching age 65 or 10 years in the 1985 EDP, interest accrues at the Moody's Rate plus 8%. The 1985 EDP also stipulates that benefits of the 1985 EDP may become 100% vested for all participants at the option of management if there is a hostile takeover or non-negotiated takeover, or acquisition of Westcorp by another company.

     Certain senior Executives of WFS are also eligible to participate in Westcorp's 1988 Executive Deferral Plan (the "1988 EDP"). A participant in the 1988 EDP may defer up to 5% of his or her base annual salary and the participant's employer will match contributions up to 5% of the base annual salary. Upon ten years participation in the 1988 EDP or retirement at the age of 65 or later, the participant is paid a monthly amount based on amounts deferred less certain amounts paid by the employer prior to such the tenth year of participation. Interest on deferred amounts and matching contributions accrues at the Moody's Rate plus 3%. The 1988 EDP also stipulates that benefits may become 100% vested for all participants at the option of management if there is a hostile takeover or non-negotiated takeover or acquisition of Westcorp by another Company.

     Certain senior Executives of WFS are also eligible to participate in Westcorp's 1992 Executive Deferral Plan (the "1992 EDP"). The 1992 EDP is similar to the 1985 and 1988 EDPs, except that participants can defer between 5% and 10% of his or her base annual salary but the employer makes no contributions in the 1992 EDP. Distributions to participants in the 1992 EDP upon termination, retirement and change in control of Westcorp differ from the terms of the 1985 and 1988 EDPs as follows: Upon termination of a participant's employment, his or her termination benefits are paid in a lump sum within 90 days. The amount of termination benefits depends on the number of years that the participant has participated in the 1992 EDP. If less than 2 years, the participant receives his or her account balance plus interest at the applicable interest rate minus 1%. If such participation is more than 2 years and less than 4 years, the participant receives his or her account balance plus interest at the applicable interest rate. If such participation is more than 4 years, then the participant receives his or her account balance plus interest at the applicable interest rate plus 1%.

     If a participant retires, the participant can elect to receive a lump sum of their account balance or equal monthly payments over a 5, 10 or 15 year period.

     In the event of a change in control a participant receives his or her distributions as if there was a termination. Change in control is defined as any person becoming the beneficial owner of 50% or more of Westcorp's voting stock; or during any 2 consecutive year period, individuals who at the beginning of such period constitute the Westcorp Board of Directors cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by Westcorp's shareholders of each new Director was approved by a vote of at least three-quarters of the Directors still in office who were Directors at the beginning of the period; or Westcorp is liquidated or consummates a merger or consolidation in which it is not the survivor; or substantially all of Westcorp's and its subsidiaries' assets, in the aggregate, are sold or otherwise transferred to parties which are not within the control group in which Westcorp is a member.

     The applicable interest rate payable on deferred compensation is the Moody's Rate.

     Effective September 1, 1995, Westcorp established a fourth Executive Deferral Plan ("EDP4") for certain participating Executives as determined by the Board of Directors. A participant in EDP4 may defer a portion of compensation from a minimum of $2,000 per year to a maximum of 10% of base annual salary. There is an employer match in EDP4 based upon business results and at the discretion of the Board of Directors.

     Additionally, employees required to take distribution from earlier EDP plans, may elect to defer an additional amount up to the distribution they are required to take. This additional deferral is not eligible for any Company matching provisions. All deferrals are eligible for interest payments and interest is credited to a participant's account at the Moody's Seasoned Corporate Bond Rate. Participant's distributions are intended to occur only at retirement age of 65, or 5 years of participation in EDP4, whichever is later, or at termination. Participants receiving distributions can elect to receive them paid out over five, ten or fifteen years or in a lump sum option.

  Westcorp Stock Option Plans

     1982 Stock Option Plan. Westcorp's incentive Stock Option Plan (the "1982 Stock Option Plan") covers 900,000 shares of Westcorp's Common Stock. Options granted under the 1982 Stock Option Plan are intended to be "incentive stock options" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") and, therefore, may not have an exercise price less than the fair market value of the Common Stock at the date of grant, subject to adjustment for a change in the character or amount of Westcorp's shares, except that options granted to holders of more than 10% of Westcorp Common Stock, including Mr. Rady, may not have exercise prices less than 110% of the fair market value of the Common Stock on the date of grant. The 1982 Stock Option Plan is administered by the Compensation Committee of the Board of Directors of Westcorp. Such Compensation Committee determined the employees, including WFS employees, who participated in the plan. Although the 1982 Stock Option Plan expired in 1992, there are outstanding options under such plan which may be exercisable until 1996, unless sooner terminated.

     1991 Stock Option Plan. The 1991 Stock Option Plan covers 3,150,000 shares of Westcorp Common Stock. Options granted under the 1991 Stock Option Plan may be either "incentive" or "non-qualified" options. Employees of Westcorp, as well as employees of WFS, and Directors of Westcorp, some of whom are also Directors of WFS, may participate in the 1991 Stock Option Plan. Options granted under the 1991 Stock Option Plan have five year terms, unless sooner terminated by reason of cessation of employment or permanent or total disability.

  Consolidated Plan

     In 1990, Westcorp consolidated its Employee Stock Ownership and Salary Savings Plan and its Employee Stock Ownership Plan into the Westcorp Employee Stock Ownership and Salary Savings Plan (the "Consolidated Plan"). The Consolidated Plan is administered by an Administration Committee appointed by the board of Directors of Westcorp. All employees of WFS and its subsidiaries, other than employees covered under certain collective bargaining agreements, are eligible to participate in the Consolidated Plan after satisfaction of minimum service and age requirements. Each year the Bank may, in its discretion, make an ESOP contribution to the Consolidated Plan. Each participant is credited with one "unit" for each $100 in earnings paid to such participant by the employer in that year, and an additional "unit" for each full year of service to the employer. If the Bank makes an ESOP contribution, it is allocated to each participant's ESOP account maintained under the Consolidated Plan (the "ESOP Contribution Account") in the same proportion as such participant's "units" bear to the total number of "units" credited to all participants for that year. Eligible employees may also elect to contribute from 1.0% to 10.0% of their earnings to an account (the "Salary Savings Contribution Account"). Each year the employer may, in its discretion, make a matching employer contribution which is allocated to an account (the "Matching Contribution Account") for each participant that makes a salary savings contribution for such year. If the Bank makes a matching employer contribution, it is allocated to the matching contribution account in the same proportion that each such contribution of up to 6.0% of a participant's earnings bears to the total of all such contributions of up to 6.0% of participants' earnings. The Bank's annual contribution to a participant's ESOP Contribution Account and Matching Contribution Account, and a participant's contribution to such participant's Salary Savings Contribution Account, may not exceed in the aggregate the lesser of 25.0% of such participant's annual compensation or one-fourth of the dollar limitation established under Section 415(b)(1)(A) of the Code.

     The contributions of WFS or the Bank to a participant's ESOP Contribution Account are invested in Westcorp Common Stock or approved investments at the direction of the plan administrator. Each participant who has completed ten years of service and has attained the age of 55 may also direct the plan administrator to diversify the investments allocated to such participant's ESOP Contribution Account. A participant's contributions to his or her Salary Savings Contribution Account are invested by the plan administrator in fixed income, stock or other permitted investment alternatives selected by the participant. The plan administrator selects the investment alternatives for the amount contributed by the employer to the Matching Contribution Account. Interest, earnings, dividends, gains and losses are allocated to each participant's ESOP Contribution Account, Salary Savings Contribution Account and Matching Contribution Account, as the case may be, in the proportion such account bears to the total accounts of all participants in that investment alternative. Shares of Westcorp Common Stock allocated to any of a participant's accounts are voted in accordance with the proxy of such participant. Each participant is also entitled to direct the plan administrator regarding the exercise of rights, other than voting rights, arising in connection with shares of Westcorp Common Stock allocated to such participant's accounts.

     Participants have a 100% non-forfeitable interest in the value of their Salary Savings Contribution Account at all times. The participant's interest in his or her ESOP Contribution Account and Employer Matching Contribution Account becomes 20.0% vested after the completion of three calendar years of service. An additional 20.0% becomes vested each following year, until the participant completes 7 years of service and the participant's interests become fully vested. A participant is entitled to receive all benefits under the Consolidated Plan, whether or not vested, upon death, permanent disability, or retirement at age 65. Upon termination of employment for any other reason, participants will receive the full amount of their Salary Savings Contribution Account and the vested portions of their ESOP Contribution Account and Matching Contribution Account.

     In 1996, Westcorp made a $3.38 million contribution to the Consolidated
Plan.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives.

COMPENSATION PHILOSOPHY

     Under the supervision of the Compensation Committee of the Board of Directors, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company, and thus shareholder value, by aligning closely the financial interests of the Company's senior managers with those of its shareholder. The Compensation Committee endorses the belief that stock ownership by management and the granting of stock options to senior Executives and key employees furthers that goal and fosters decision-making by its key employees with the Company's long-term safety and soundness in mind.

     The compensation plans and programs are structured to integrate pay with the Company's annual and long-term performance goals. The plans and programs are designed to recognize initiative and achievement and to assist the Company in attracting and retaining qualified Executives. In furtherance of these goals, annual base salaries are generally set at or below competitive levels so that the Company relies to a large degree on annual incentive compensation to attract and retain corporate Officers and other key employees with outstanding abilities and to motivate them to perform to the full extent of their abilities. For the longer term, incentive stock options are awarded by the Company's ultimate parent, Westcorp, the stock of which is traded on the New York Stock Exchange and pursuant to the WFS Plan. Incentive compensation is variable and closely tied to corporate, business unit and individual performance in a manner that encourages a sharp and continuing focus on building profitability and shareholder value. As a result of the increased emphasis on tying Executive compensation to corporate performance, in any particular year the total compensation of the Company's Executives may be more or less than the Executives of the Company's competitors, depending upon the Company's or the individual business unit's performance.

     In evaluating the performance and setting the incentive compensation of the Chief Executive Officer and other senior Executives, the Compensation Committee takes into account their consistent commitment to long-term success of the Company through conservative management of certain business units and aggressive management of other business units as dictated by existing and anticipated market conditions. Certainly the Compensation Committee expects and rewards recognition by the Chief Executive Officer and senior Executives of both adverse and advantageous market conditions for each of the Company's major divisions.

     At the beginning of each year, performance goals to determine annual incentive compensation are established for each business unit and for each Executive. Financial goals include overall profitability, loan volume growth, operating earnings, loan delinquency levels and return on equity and return on assets, cost controls and productivity. The most weight is given to profitability as it relates to established goals. Management goals were established at the beginning of 1996 for those Executives and managers who do not manage business units with direct financial goals. These goals were tailored to the particular functions required to be performed. After the close of each fiscal year, generally in January, performance against these goals and objectives is measured on both a predetermined arithmetic method and, to a certain extent, on subjective evaluation, in light of market conditions for the particular business unit. The results of these evaluations are then considered by the Compensation Committee when determining the amounts to be awarded (which appear as "Bonus" in the Summary Compensation Table).

     Certain business units of the Company performed in accordance with or in excess of budget, and the senior Executives of those businesses received full performance bonuses, while business units which did not meet performance goals resulted in lesser or no bonuses for their respective managers.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     In determining the Chief Executive Officer's compensation for 1996, the Compensation Committee discussed and considered all of the factors discussed above. In addition, target versus actual operating performance of the Company overall, and various subjective performance criteria were utilized to determine the extent to which the targeted annual bonus to the Chief Executive Officer would be paid. The Committee analyzed his performance in comparison to specific management objectives established at the beginning of the year. In addition, the Compensation Committee evaluated how the Company as a whole performed, as measured against its peers in California. Peer compensation information is obtained from a variety of surveys and in 1996 a thorough review of market information for the Company's size and location was undertaken. Peer information for the Company's performance was compiled by Montgomery Securities. Taken into account were various local economic environments, which put a degree of pressure on the earning capacity of certain of the Company's business units.

     The Compensation Committee considered the factors stated above in arriving at the award of 1996 bonus compensation for the Chief Executive Officer as shown in the Summary Compensation Table. The bonus compensation for 1996 reflects the achievement of management objectives, including overall financial performance; improved efficiencies and productivity; and expansion of the Company's operations into new states. The Committee established 1997 management objectives for the CEO.

STOCK OPTION GRANTS

     Westcorp, the holding company, uses stock options as long-term incentives and expects that it will continue to use this compensation alternative in the future. In 1991, Westcorp adopted, and the shareholders approved, a new stock option plan that made 3,150,000 shares of Common Stock of Westcorp available for just such purposes and is described above. The Westcorp Compensation Committee grants incentive stock options to employees of the Company and its subsidiaries and views such grants less as compensation and more as an incentive mechanism. Limited grants were made in 1996 to some Executives as shown in the Summary Compensation Table, and to other key employees, which are in the appropriate tables.

     WFS established a similar stock option plan in 1996. It is described above under the caption "WFS 1996 Stock Option Plan Proposal."

OTHER COMPENSATION PLANS

     Other compensation benefits have from time to time been established for the benefit of senior Executives and other managers and Officers of the Company, each of which are discussed in the above materials. The results of these compensation plans on the most highly compensated Executives are reflected in the Compensation Table.

POLICY REGARDING COMPLIANCE WITH I.R.C. SEC. 162(M)

     Section 162(m) of the Internal Revenue Code, as enacted by the Omnibus Budget Reconciliation Act of 1993, provides in general that, beginning in 1994, compensation paid to certain Executives of publicly held corporations will not be deductible for federal income tax purposes to the extent it exceeds $1,000,000 per year unless certain conditions are met. It is the present policy of the Compensation Committee that individual compensation shall not exceed the deductibility requirements of Internal Revenue Code, Section 162 (m) and the Company intends to take the necessary steps to comply, but also reserves the right to enter into incentive and other compensation arrangements that do not so comply when it determines that the benefits to the Company outweigh the cost of the possible loss of federal income tax deductions.

                                          COMPENSATION COMMITTEE

                                          Howard C. Reese, Chairman
                                          Bernard E. Fipp
                                          Duane A. Nelles

                         STOCK PRICE PERFORMANCE GRAPH

     Set forth below is a line graph depicting the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S & P Small Cap 600 Index and a compiled peer group (NASDAQ Financial Index) for the period commencing August 8, 1995, (the date of initial registration of the Company's securities for public sale), for the Company's stock, and July 31, 1995, for the index, and ending December 31, 1996.

     The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Westcorp specifically incorporated this information by reference, and shall not otherwise be deemed filed under such Acts.


                COMPARISON OF 17 MONTH CUMULATIVE TOTAL RETURN*
             AMONG WFS FINANCIAL INC, THE S & P SMALL CAP 600 INDEX
                         AND THE NASDAQ FINANCIAL INDEX


      MEASUREMENT PERIOD              WFS              S & P         NASDAQ
    (FISCAL YEAR COVERED)         FINANCIAL INC    SMALL-CAP 600    FINANCIAL
    ---------------------         -------------    -------------    ---------
8/09/95                               100              100             100
12/95                                 118              105             117
12/96                                 120              128             150

* $100 invested on 8/09/95 in stock or on 7/31/95 in index -- including reinvestment of dividends. Fiscal year ending December 31.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH THE BANK

  Senior Note

     The principal amount due under the Senior Note is $125 million. The Senior Note provides for principal payments of $25 million per year, commencing on April 30, 1999 and continuing through its final maturity, April 30, 2003. Interest payments on the Senior Note are due quarterly, in arrears, calculated at the rate of 7.25% per annum. The Senior Note is not secured. Pursuant to the terms of the Senior Note, WFS agreed that until the Senior Note is paid in full, WFS will not incur any other indebtedness which is senior to the obligations evidenced by the Senior Note except for (i) indebtedness collateralized or secured under the Line of Credit and (ii) indebtedness for similar types of warehouse lines of credit.

  Line of Credit

     The Line of Credit permits WFS to draw up to $400 million as needed to be used in its operations. WFS does not pay a commitment fee for the Line of Credit. The term of the Line of Credit commenced on May 1, 1995 and terminates on December 31, 1999 except that such term may be extended by WFS for additional periods up to 56 months under certain conditions. When secured, the Line of Credit carries an interest rate equal to the Federal composite commercial paper rate plus 10 basis points, with the margin increasing to 50 basis points to the extent the obligation is not secured. Interest on the amount outstanding under the Line of Credit is paid monthly, in arrears, and is calculated on the average amount outstanding that month. The Bank has the right under the Line of Credit to refuse to permit additional amounts to be drawn on the Line of Credit if, in the Bank's discretion, the amount sought to be drawn will not be used to finance the Company's purchase of contracts or other working capital requirements. At December 31, 1996, no amounts were outstanding on the Line of Credit.

  Short-Term Investments-Parent

     WFS also invests its excess cash at the Bank under an Investment Agreement. The Bank pays WFS an interest rate equal to the Federal composite commercial paper rate on this excess cash. The weighted average interest rate was 5.53% and 5.80% for 1996 and 1995, respectively. The average balance of the excess cash was $14.5 million and $4.0 million, and the interest income earned was $0.8 million and $0.2 million during 1996 and 1995, respectively. At December 31, 1996, WFS held $102 million of excess cash with the Bank under the Investment Agreement.

  WFS Reinvestment Contract

     The Bank has entered into the WFS Reinvestment Contract ("RIC") pursuant to which WFS receives all of the cash flows from the trusts of the securitization transactions undertaken by WFS and the cash in each spread account for such transactions to further invest as WFS determines, including to use in its business activities. Under the terms of the RIC, the Company is obligated to pay to the Bank all sums due from the Bank, when due by the Bank, under the terms of the various reinvestment contracts to which the Bank is a party as to each securitization transaction. The Bank is obligated pursuant to an agreement between the Bank and Financial Security Assurance Inc. to provide collateral as a condition of the various reinvestment contracts of the Bank being deemed eligible investments for the trusts' cash flows and the spread account funds. As consideration to the Bank for providing that collateral, WFS pays to the Bank a fee equal to 12.5 basis points of the amount of collateral pledged by the Bank. During 1996 WFS paid to the Bank $0.5 million for its use of collateral. Unless earlier terminated, the term of the RIC is perpetual for so long as the RIC constitutes an eligible investment as defined in any pooling and servicing agreement or similar agreement related to the securitization trusts. During 1996 the average amount outstanding on the RIC was $393 million.

  Tax Sharing Agreement

     WFS and its subsidiaries (WFAL and WFAL2 and WFS Investment, Inc.) are parties to a tax sharing agreement with Westcorp, the Bank and other subsidiaries of Westcorp pursuant to which a consolidated federal tax return is filed for all of the parties to the agreement. Under the agreement, the tax due by the group is allocated to each member based upon the relative percentage of each members taxable income to that of all members. Each member pays to Westcorp its estimated share of that tax liability when otherwise due, but in no event may the amount paid exceed the amount of tax which would have been due if a member were to file a separate return. A similar process is used with respect to California state income taxes, although California does not permit the filing of a consolidated tax return. The term of the tax sharing agreement commenced on the first day of the consolidated return year beginning January 1, 1994 and continues in effect until the parties to the tax sharing agreement agree in writing to terminate it.

  Management Agreements

     WFS has entered into certain management agreements with the Bank and Westcorp pursuant to which WFS pays its allocated portion of certain costs and expenses incurred by the Bank and Westcorp with respect to services or facilities of the Bank and Westcorp used by WFS or its subsidiaries, including their principal office facilities, the dealer centers and branch offices of WFS and overhead and employee benefits pertaining to Bank and Westcorp employees who also provide services to WFS or its subsidiaries. The management agreements may be terminated by any party upon 5 day's prior written notice without cause, or immediately in the event of the other party's breach of any covenant, obligation, or duty contained in the applicable management agreement or for violation of law, ordinance, statute, rule or regulation governing either party to the applicable management agreement.

     WFS has entered into an agreement with Westran Services Corp ("Westran"), which is a subsidiary of Westcorp, to receive travel related services. WFS believes that the services rendered by Westran are reasonable and representative of what such costs would have been had WFS used an unaffiliated entity.

TRANSACTIONS WITH MANAGEMENT

     The Company leases its office space for its Encino, California dealer center from Insurance Company of the West ("ICW"), an affiliate of Mr. Rady, Chairman of WFS, the Bank and Westcorp. The basic annual rent is adjusted annually and includes a portion of direct operating expenses. The Encino lease expires in 1999. The Company paid approximately $104,345 in rent to ICW in 1996.

     The Kearny Mesa Business Center is landlord to the Company's dealer center location in San Diego. Kearny Mesa Business Center is an affiliate of Mr. Rady. The total amount paid in 1996 pursuant to this lease, which expires in 2001, was approximately $55,144.

RELATIONSHIP WITH THE BANK AND ITS AFFILIATES

     In the opinion of the Company, the transactions described herein under the caption "Transactions with the Bank" and "Transactions with Management" have been on terms no less favorable to WFS than could be obtained from unaffiliated parties, notwithstanding that the transactions were not negotiated at arm's length. However, the transactions were approved by the entire Boards of Directors of WFS, the Bank and Westcorp, including all of their respective independent Directors. Furthermore, any future transactions with the Bank or affiliated persons will continue to be approved by a majority of disinterested Directors of the Company.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT -- WFS

     The following table sets forth, as of December 31, 1996, certain security ownership information as to (a) the person who is beneficial owner of more than 5% of the outstanding shares of the Common Stock, (b) each Director and nominee of the Company, (c) each of the named Executive Officers and (d) all Officers and Directors of the Company as a group. Management knows of no person, other than the person set forth below, who owns more than 5% of the outstanding shares of Common Stock.

                                                              SHARES OF COMMON
                                                                    STOCK
                                                                   OF WFS
                                                                BENEFICIALLY
                                                                 OWNED AS OF
                                                                DECEMBER 31,       PERCENT OF
  NAME OF BENEFICIAL OWNER          POSITION WITH WFS              1996(1)           CLASS
---------------------------- -------------------------------  -----------------    ----------
Ernest S. Rady.............. Chairman of the Board, Chief
                             Executive Officer and Director         11,000               --(2)
Joy Schaefer................ Vice Chairman of the Board of
                             Directors, President and Chief
                             Operating Officer                           0               --(2)
James R. Dowlan............. Vice Chairman of the Board of
                             Directors, Senior Executive
                             Vice President                              0               --(2)
Howard C. Reese............. Vice Chairman of the Board of
                             Directors                                   0               --(2)
W. Lee Thyer................ Senior Executive Vice
                             President, Director                     2,200               --(2)
Andrey R. Kosovych.......... Nominee                                20,000               --(2)
Directors and Executive
  Officers as a Group
  (16 persons)..............                                        40,150               --(2)

---------------

(1) As of December 31, 1996, the Bank owns 81% of the Common Stock of the Company and Westcorp owned 100% of the Common Stock of the Bank; therefore, such indirect ownership of Management, Directors and nominees through their ownership of Westcorp Common Stock is set forth separately in the chart below.

(2) The percentages are calculated on the basis of the number of shares outstanding. No person or group has a present right to acquire shares pursuant to the exercise of stock options within 60 days of December 31, 1996. All shares are Common Stock. The Directors and Officers, as a group, own less than 0.08%.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                           AND MANAGEMENT -- WESTCORP

     The Bank currently owns 81% of the shares of WFS' Common Stock. Under California law, the Bank will, therefore, be able, acting alone, to elect the entire Board of Directors of the Company and to control the vote on matters submitted to a vote of the Company's stockholders, including extraordinary corporate transactions. The Bank is wholly-owned by Westcorp and Mr. Rady controls approximately 62% of Westcorp. The following table reflects the ownership of Westcorp Common Stock as of December 31, 1996, by the Named Executive Officers and the Directors and Executive Officers of WFS as a group.

                                                                AMOUNT AND
                                                                  NATURE
                                                                    OF
          NAME OF                                               BENEFICIAL       PERCENT
      BENEFICIAL OWNER               POSITION WITH WFS          OWNERSHIP      OF CLASS(1)
----------------------------  --------------------------------  ----------     -----------
Ernest S. Rady..............  Chairman of the Board, Chief
                              Executive Officer and Director    15,960,084(2)      61.39%
Joy Schaefer................  Vice Chairman of the Board,
                              President, Chief Operating
                              Officer and Director                  32,830(3)       0.13
James R. Dowlan.............  Vice Chairman of the Board,
                              Senior Executive Vice President
                              in charge of the Dealer Center
                              Division and Director                 48,368(4)       0.19
Howard C. Reese.............  Vice Chairman of the Board,
                              Director (President, Chief
                              Operating Officer through 1995)       46,334(5)       0.18
W. Lee Thyer................  Senior Executive Vice President
                              in charge of the Branch Division
                              and Director                          28,519(6)       0.10
Andrey R. Kosovych..........  Nominee                                5,000            --(7)
All Directors and Executive
  Officers as a group
  (16 persons)..............                                    16,432,262         62.35%

---------------

(1) The percentages are calculated on the basis of the number of shares outstanding, plus the number of shares which such person or group has a present right to acquire pursuant to the exercise of stock options within 60 days of December 31, 1996. All shares are Common Stock.

(2) Includes beneficial ownership of 24,530 shares which may be acquired within 60 days of December 31, 1996, pursuant to stock options awarded under stock option plans plus vested ESOP shares as of December 31, 1996. Mr. Rady disclaims beneficial ownership of 182,047 shares owned by the DHM Trust and 36,015 shares owned by the DHM Trust #2.

(3) Includes beneficial ownership of 21,454 shares which may be acquired within 60 days of December 31, 1996, pursuant to stock options awarded under stock option plans plus vested ESOP shares as of December 31, 1996.

(4) Includes beneficial ownership of 3,969 shares which may be acquired within 60 days of December 31, 1996, pursuant to stock options awarded under stock option plans plus vested ESOP shares as of December 31, 1996.

(5) Includes beneficial ownership of 3,665 shares which may be acquired within 60 days of December 31, 1996, pursuant to stock options awarded under stock option plans plus vested ESOP shares as of December 31, 1996.

(6) Includes beneficial ownership of 13,137 shares which may be acquired within 60 days of December 31, 1996, pursuant to stock options awarded under stock option plans plus vested ESOP shares as of December 31, 1996.

(7) Less than 0.02%.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's Directors and Executive Officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 1996 fiscal year, all filing requirements applicable to its Officers, Directors and greater than 10% beneficial owners were complied with except that a Form 3, a Form 4 and Form 5 reports, covering two transactions, were filed late by the Bank and its owners filing as a group with respect to their greater than 10% beneficial ownerships.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                             WHO ARE NOT MANAGEMENT

     As of March 15, 1997, no person or group other than the Bank, and, indirectly, Mr. Rady was known to the Company to have owned beneficially more than 5% of the outstanding shares of the Company's Common Stock.

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon recommendation of the Audit Committee, the international accounting firm of Ernst & Young, certified public accountants, serves the Company as its auditors at the direction of the Board of Directors of the Company. One or more representatives of Ernst & Young are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

     This matter is not required to be submitted for shareholder approval, and although shareholder approval is not binding, the Board of Directors has elected to seek ratification by the affirmative vote of a majority of the shares represented and voted at the Meeting.

               SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

     Shareholders who wish to present proposals for action at the 1998 Annual Meeting should submit their proposals in writing and in conformance with the bylaws to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary no fewer than 30 days, nor more than 60 days, prior to the date of the scheduled annual meeting for inclusion in next year's Proxy Statement and proxy card. The scheduled date of the Annual Meeting may be obtained from the Secretary after January 1, 1998.

                         ANNUAL REPORT TO SHAREHOLDERS

     The Annual Report to Shareholders of the Company for the year ended December 31, 1996, including audited consolidated financial statements, has been mailed to the shareholders, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

                                 OTHER MATTERS

     The Management of the Company does not know of any other matters which are to be presented for action at the Meeting. Should any other matters come before the Meeting or any adjournment thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their judgments.

                           ANNUAL REPORT ON FORM 10-K

     A copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), is included in the Annual Report. An additional copy will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Harriet Burns Feller, Esq., WFS Financial Inc, 23 Pasteur Road, Irvine, California 92618. If Exhibit copies are requested, a copying charge of $.20 per page will be made.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Harriet Burns Feller
                                          Secretary

Irvine, California
March 25, 1997

SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

REVOCABLE PROXY

                               WFS FINANCIAL INC
                                23 Pasteur Road
                            Irvine, California 92618

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF THE SHAREHOLDERS OF WFS FINANCIAL INC ON APRIL 28, 1997

        The undersigned appoints Ernest S. Rady (and in his absence or inability to serve, Joy Schaefer as alternate proxy) with the power to appoint his substitute, as proxy and hereby authorizes him and his alternate to represent and to vote all of the shares of Common Stock held of record by and standing in the name of the undersigned on March 3, 1997, at the Annual Meeting of Shareholders of WFS FINANCIAL INC to be held April 28, 1997, or any adjournment thereof, in accordance with the instructions below and IN FAVOR OF ANY PROPOSAL AS TO WHICH NO INSTRUCTION IS INDICATED.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT REVOKING THIS PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY BEING PRESENT AT THE ANNUAL MEETING AND ELECTING TO VOTE IN PERSON.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

                          (PROXY CONTINUED ON REVERSE)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                             Please mark
                                                             your votes as
                                                             indicated in
                                                             this example.  [X]



                                                                 WITHHOLD         WITHHOLD
                                                                 AUTHORITY        AUTHORITY
                                                                to vote for     to vote for any
                                                                all nominees      INDIVIDUAL
                                                        FOR     listed below       nominee
1. ELECTION OF DIRECTORS

   Nominees: Ernest S. Rady, Howard C. Reese,           [  ]    [  ]            [  ]
             Joy Schaefer, James R. Dowlan
             and Andrey R. Kosovych to serve as
             Class I Directors of the Company.

   WITHHOLD AUTHORITY to vote for any INDIVIDUAL nominee. Write name of such nominee below.)

   ----------------------------------------------

                                                        FOR     AGAINST         ABSTAIN

2. RATIFICATION OF THE APPOINTMENT OF ERNST             [  ]    [  ]            [  ]
   & YOUNG AS THE INDEPENDENT AUDITORS
   OF THE COMPANY FOR FISCAL YEAR 1997.

                                                        FOR     AGAINST         ABSTAIN
3. Approve the adoption of the WFS 1996 Stock           [  ]    [  ]            [  ]
   Option Plan.

4. OTHER BUSINESS. In accordance with the recommendation of the Company's
   Board of Directors, the Proxy is authorized to vote upon such other business as may properly come before the Meeting and any adjournments thereof.

I expect to attend the Meeting.  [  ]

Number of Shares Owned:
                        -------------

Signature(s)                                                    Date
            ----------------------------------------------------    ------------
Please date this Proxy and sign your name exactly as it appears on your stock certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give the full title as such. If a corporation, please sign in full corporate name by President or other authorized Officer. If a partnership, please sign in partnership name by authorized person.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE